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                     January 6, 2022

       Peng Sun
       Chief Executive Officer
       AMBG, Inc.
       1185 Avenue of the Americas, Suite 301
       New York, NY 10036

                                                        Re: AMBG, Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10
                                                            Filed December 7,
2021
                                                            File No. 000-56359

       Dear Mr. Sun:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Hui Chen